Exhibit 19.2

Dear Officers, Directors, Finance and Legal Employees:

As a public company, Universal Display Corporation (the “Company” or “UDC”) and its officers, directors and employees are subject to various federal and state laws governing trading in its securities. To help ensure compliance with these laws, the Company previously adopted the Insider Trading Policy attached as Exhibit A. This policy is also set forth in the Code of Ethics & Business Conduct and Code of Conduct for Directors, both posted on the “Corporate Governance” section of the Company’s website. It is the personal obligation and responsibility of each officer, director and employee to act in a manner consistent with this policy.

As an employee and/or insider of a public company, you have the responsibility not to participate in the market for the trading of the Company’s securities while in possession of material, non-public information about the Company. There are very specific definitions and rules which are set forth by the U.S. Securities and Exchange Commission (the “SEC”). Information is “material” if (i) there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision or (ii) it could reasonably be expected to affect the price of UDC’s securities. In addition, regardless of whether an employee/insider is in possession of such information, some or all Company employees/insiders may be precluded from trading Company securities during certain periods of the year when the Company is preparing to distribute financial or other potentially significant business information to the public. You are personally responsible for ensuring that you (as well as members of your household and immediate family and any trusts, corporations, partnerships, limited liability companies or other entities you control) have complied with these provisions.

In order to minimize the risk for potential improper trading activity, the Company requires that you obtain approval from the General Counsel of the Company before you, or members of your immediate family or household, (i) buy or sell any Company securities, or (ii) acquire, dispose of or exercise any option or other right to buy or sell such securities. (Please note, “approval” from the General Counsel to trade in Company securities is merely an indication that trading at the time of the request is not prohibited by the Company.) It is the sole responsibility of each employee/insider to ensure compliance with all applicable rules and regulations of the SEC when trading in Company securities.

UDC prohibits the officers, directors, and all finance and legal department employees of the Company and its subsidiaries, from trading Universal Display Corporation securities during any blackout periods, which at a minimum, encompass the period beginning approximately three weeks before the end of a quarter until two full trading days after the Company’s earnings announcement with respect to such quarter.

(UDC Insider Trading Policy last revised April 2024)

Below is a list of blackout dates for all officers, directors, and finance and legal department employees of the Company and its subsidiaries for 2025, based on the currently projected dates of quarterly SEC filings and earnings conference calls:

Blackout Dates for 2025:

Black out period starts: close of market on Tuesday, December 10, 2024

Black out ends & trading permitted: when market opens on Tuesday, February 25, 2025

Black out period starts: close of market on Friday, March 7, 2025

Black out ends & trading permitted: when market opens on Tuesday, May 6, 2025

Black out period starts: close of market on Friday, June 6, 2025

Black out ends & trading permitted: when market opens on Tuesday, August 5, 2025

Black out period starts: close of market on Monday, September 8, 2025

Black out ends & trading permitted: when market opens on Tuesday, November 4, 2025

Black out period starts: close of market on Wednesday, December 10, 2025

Black out ends & trading permitted: date that is two full trading days after 2025 Form 10-K is filed

Please note that the dates of the above blackout periods are subject to change.

In addition to the above time periods, there may also be additional times when the window is closed for all or only certain employees or insiders, which is why UDC policy requires that you obtain approval from the Company’s General Counsel prior to trading Company securities. Also, there may be exceptions to this policy based on certain trades made through pre-approved 10b5-1 plans and securities held in blind trusts. You should discuss any such plans with the General Counsel prior to implementing any such plan or trust with respect to Company securities.

Additionally, please remember, while employees/insiders may obtain material confidential information about UDC’s customers and business partners, the use of any such third-party confidential information in any way is prohibited, including but not limited to the trading of any other securities in addition to the securities of UDC.

If you have any questions about the Insider Trading Policy, please contact [***] at [***] or [***] at [***].

(UDC Insider Trading Policy last revised April 2024)

Exhibit A

Insider Trading

Universal Display Corporation (the “Company” or “UDC”) is a public company, whose shares of common stock are listed on the Nasdaq Global Select Market under the symbol “OLED” and are registered under the Securities Exchange Act of 1934, as amended. As an employee of a public company, you have the responsibility not to participate in the market for the trading of the Company’s securities while in possession of material, non-public information about the Company. Information is “material” if (i) there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision or (ii) it could reasonably be expected to affect the price of UDC’s securities. There are civil and criminal penalties if you wrongly obtain or use such material, non-public information when you are deciding whether to buy or sell securities, or if you give that information to another person who uses it in buying or selling securities. If you do buy or sell securities while in possession of material non-public information, you may not only have to pay back any money you made, but you could be found guilty of criminal charges and face substantial fines or even prison. Additionally, the Company could be held liable for your violations of the insider trading laws. You are personally responsible for ensuring that you (as well as members of your household and immediate family and any trusts, corporations, partnerships, limited liability companies or other entities you control) have complied with these provisions.

To avoid any potential improper trading activity, UDC policy requires that you obtain approval from the Company’s General Counsel before you, or members of your immediate family or household, (i) buy or sell any Company securities, or (ii) acquire, dispose of or exercise any option or other right to buy or sell such securities.1 UDC prohibits its employees from trading UDC securities on any public market during certain blackout periods, which at a minimum, encompass the period extending from approximately two weeks prior to our earnings announcement until two full trading days thereafter.2 It is each employee’s sole responsibility to ensure compliance with all applicable rules and regulations of the U.S. Securities and Exchange Commission when trading in Company securities.

Employees of UDC are prohibited from trading in or purchasing financial instruments on any Company securities (including prepaid variable forward contracts, instruments for the short sale or purchase or sale of call or put options, equity swaps, collars, or units of exchangeable funds), or engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of any Company securities. The foregoing restrictions do not limit you from exercising options, warrants or other similar rights granted to you by UDC, provided the requisite approval from the Company’s General Counsel has been obtained.

1 Please note, “approval” from the Company’s General Counsel to trade in Company securities is merely an indication that trading at the time of the request is not prohibited by the Company.

2 The trading window is closed for a longer period for Company officers, directors, and all finance and legal department employees. The applicable black-out period for these individuals commences approximately three weeks before the end of the applicable quarter until two full trading days after the Company’s earnings announcement.

(UDC Insider Trading Policy last revised April 2024)